Array BioPharma To Present Clinical Data On ARRY-797 At The 2012 American College Of Rheumatology Annual Meeting

BOULDER, Colo., Nov. 6, 2012 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) announced that an abstract discussing the final Phase 2 trial results with ARRY-797 in patients with osteoarthritis pain will be presented at the 2012 American College of Rheumatology Annual Meeting in Washington, D.C. This abstract includes data on ARRY-797's analgesic effect and markers of disease modification. In addition, biomarkers of cartilage (COMP) and bone (CTX-I) degradation were assessed. ARRY-797 treatment resulted in statistically significant decreases in COMP and CTX-I at week 4 (decreases of 10% and 38% versus placebo, respectively). The decrease in CTX-I was sustained and returned to baseline by the follow-up visit. The abstract concludes that further evaluation of the potential for disease modifying activity is warranted.

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The abstract can be accessed through the American College of Rheumatology Annual Meeting website, http://www.rheumatology.org/apps/MyAnnualMeeting/ExploreMeeting. After the presentation, the poster will be available as a PDF on Array's website at www.arraybiopharma.com.

Poster:

A Randomized, Placebo-Controlled Phase 2 Study of ARRY-797 in Patients with Osteoarthritis Pain Refractory to NSAID Treatment Showed Statistically Significant Improvements in WOMAC Pain and in Biomarkers of Bone and Cartilage Degradation

Session:	Late Breaking Abstracts
Date:	Tuesday, November 13, 2012
Time:	9:00 - 11:00 AM Eastern Time
Location:	Walter E. Washington Convention Center - Poster Hall (Hall B)

Array announced in July 2012 that ARRY-797, a non-opioid, met its primary endpoint in a randomized, placebo-controlled and active-controlled (oxycodone ER) Phase 2 clinical trial in 157 osteoarthritis patients suffering from moderate to severe knee pain despite the use of non-steroidal anti-inflammatory drugs (NSAIDs). Patients in all treatment groups continued using NSAIDs throughout the trial. ARRY-797 is a novel, oral, selective p38 inhibitor with a mechanism of action unique from that of currently approved pain medications. Given our internal focus on hematology/oncology, Array is in active discussions with potential partners to maximize the value of this drug.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib (with AstraZeneca), MEK162 (with Novartis), and danoprevir (with InterMune / Roche), having the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials and the development plans for ARRY-797, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of ARRY-797, and our ability to partner ARRY-797for up-front fees, milestone and/or royalty payments and to maximize the value for Array. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 6, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACTS:	Array BioPharma Inc.
Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com